Exhibit 99.1

BRT REALTY TRUST

REPORTS FOURTH QUARTER AND

FISCAL YEAR 2015 RESULTS

Great Neck, New York – December 11, 2015 – BRT REALTY TRUST (NYSE:BRT) today announced its results of operations for the quarter and fiscal year ended September 30, 2015.

Jeffrey A. Gould, President and Chief Executive Officer of BRT commented that: “Since October 1, 2014, we invested, directly and through joint ventures, $48.8 million to acquire six multi-family properties with an aggregate of 2,013 units. We sold three multi-family properties for an aggregate gain of $14.3 million. Including two development properties, we currently own 30 multi-family properties located in 11 states, with an aggregate of 8,807 units.”

Mr. Gould further noted: “Our multi-family strategy continues to prosper as per share FFO increased by 50% year over year. Our ability to successfully underwrite and operate these properties is demonstrated by the aggregate $14.3 million gain we realized from the multi-family property sales.”

Results for the Three Months Ended September 30, 2015:

Total revenues for the three months ended September 30, 2015 increased 8.2% to $21.0 million from $19.4 million for the three months ended September 30, 2014. Total revenues increased primarily due to the operations of the multi-family properties acquired in 2015 and, to a lesser extent, higher rental rates.

Total expenses for the current three months increased 12.8% to $27.4 million from $24.3 million for the three months ended September 30, 2014. Total expenses increased due to increases in operating expenses, interest expense, depreciation and property acquisition costs relating to the multi-family properties acquired in 2015.

Net income attributable to common shareholders for the fourth quarter of 2015 was $3.4 million, or $0.24 per diluted share, compared to net loss attributable to common shareholders of $3.8 million, or $0.27 per diluted share, in the fourth quarter of 2014. The increase was driven primarily by the aggregate $12.2 million gain on the sale of two multi-family properties during the current quarter. Excluding the impact of this gain and the related amount allocated to the Trust’s joint venture partners, net loss in the fourth quarter of 2015 was $4.8 million, or $0.34 per share.

Funds from Operations, or FFO, were $79,000, or less than a penny per diluted share, in the fourth quarter of 2015 compared to $102,000, or $0.01 per diluted share, in the fourth quarter of 2014. Adjusted Funds from Operations, or AFFO, were $577,000, or $0.03 per diluted share, in the fourth quarter of 2015 compared to AFFO of $531,000 or $0.04 per diluted share, in the same period in 2014. Excluding the impact of property acquisition costs of $1.6 million, FFO was $1.7 million, or $0.12 per diluted share, and AFFO was $2.2 million, or $0.15 per diluted share, during the fourth quarter of 2015. Excluding the impact of property acquisition costs of $296,000, FFO was $398,000, or $0.03 per diluted share, and AFFO was $827,000, or $0.06 per diluted share, during the fourth quarter of 2014. A description and reconciliation of non-GAAP financial measures to GAAP financial measures is presented later in this release.

Results for the Year Ended September 30, 2015:

Total revenues rose 24.2% to $82.5 million from $66.4 million in 2014. The increase is due primarily to the revenues generated by the multi-family properties acquired in 2015 and 2014. Included in revenues for 2015 and 2014 are $6.8 million and $8.9 million, respectively, of revenues from three multi-family properties sold in 2015.

Total expenses increased 18.0% to $99.1 million from $84.0 million in 2014 primarily due to increases in operating expenses, depreciation and interest expense related to the multi-family properties acquired in 2015 and 2014. Total expenses includes $7.1 million and $8.7 million for 2015 and 2014, respectively, of expenses from the multi-family properties sold in 2015.

Net loss attributable to common shareholders in 2015 was $2.4 million, or $0.17 per diluted share. Excluding the $15 million gain from property sales and the related amount allocated to the Trust’s joint venture partners, net loss was $12.1 million or $0.85 per share. Net loss attributable to common shareholders in 2014 was $9.5 million or $0.66 per diluted share.

FFO was $3.6 million, or $0.24 per diluted share, in 2015, compared to $2.2 million, or $0.16 per diluted share, in 2014. AFFO was $5.6 million, or $0.36 per diluted share, in 2015, compared to $3.8 million, or $0.28 per diluted share, in 2014.

Balance Sheet:

At September 30, 2015, the Trust had $15.6 million of cash and cash equivalents, total assets of $835.9 million, total debt of $623.1 million and total shareholders’ equity of $122.7 million. The Trust also had $13.3 million and $6.5 million of restricted cash for development activities at the Newark Joint Venture and improvements at multi-family properties, respectively. Total debt includes $473.6 million related to the Trust’s multi-family properties and $110.4 million related to the Newark Joint Venture. Though the Trust only owns 50.1% of the Newark Joint Venture, as a result of GAAP consolidation requirements, the Trust’s consolidated balance sheet includes all the assets and liabilities of the Newark Joint Venture.

At December 1, 2015, the Trust had approximately $10.7 million of cash and cash equivalents.

Non-GAAP Financial Measures:

BRT discloses FFO and AFFO because it believes that such metrics are widely recognized and appropriate measures of the performance of an equity REIT.  BRT believes FFO and AFFO are frequently used by securities analysts, investors and other interested parties in the evaluation of equity REIT’s, many of which present FFO and AFFO when reporting their results. FFO and AFFO are intended to exclude historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO and AFFO provide a performance measure that, when compared period over period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

BRT has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is described by NAREIT as net income (or loss) computed in accordance with generally accepted accounting principles, or GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets. BRT computes AFFO by adjusting FFO for straight-line rent accruals, restricted stock expense and deferred mortgage costs (including its share of unconsolidated joint ventures).

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP.  FFO and AFFO should not be considered to be an alternative to net income (loss) as a reliable measure of BRT’s operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

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FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Trust’s cash needs, including principal amortization, capital improvements and distributions to shareholders. FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Trust’s performance, management is careful to examine GAAP measures such as net income (loss) and cash flows from operating, investing and financing activities. Management also prepares and reviews the reconciliation of net income (loss) to FFO and AFFO.

Forward Looking Statements:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including statements with respect to BRT’s loan origination and property ownership and operating activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. - Risk Factors” in BRT’s Annual Report on Form 10-K for the year ended September 30, 2014 and in the Quarterly Reports on Form 10-Q filed thereafter.

About BRT Realty Trust:

BRT is a real estate investment trust that either directly, or through joint ventures, owns and operates multi-family properties and other real estate assets.  Additional financial and descriptive information on BRT, its operations and its portfolio, is available at BRT’s website at: www.BRTRealty.com.  Interested parties are encouraged to review the Form 10-K for the year ended September 30, 2015 to be filed with the Securities and Exchange Commission for additional information.

Contact:  Investor Relations

BRT REALTY TRUST

60 Cutter Mill Road

Suite 303

Great Neck, New York 11021

Telephone (516) 466-3100

Telecopier (516) 466-3132

www.BRTRealty.com

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BRT REALTY TRUST AND SUBSIDIARIES

CONDENSED BALANCE SHEETS

(Dollars in thousands)

	September 30,
	2015	2014

ASSETS:
Real estate properties, net of accumulated depreciation	$733,168	$635,612
Cash and cash equivalents	15,556	23,181
Restricted cash - Newark and multi-family	19,795	32,390
Other assets	43,501	43,437
Real estate property held for sale	23,859	-
Total Assets	$835,879	$734,620

LIABILITIES AND EQUITY
Mortgage payable	$566,438	$482,406
Junior subordinated notes	37,400	37,400
Other liabilities	52,619	46,175
Mortgage payable held for sale	19,248	-
Total liabilities	675,705	565,981

Total BRT Realty Trust shareholders' equity	122,655	130,140
Non-controlling interest	37,519	38,499
Total equity	160,174	168,639
Total liabilities and equity	$835,879	$734,620

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BRT REALTY TRUST AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenues:
Rental and other revenues from real estate properties	$20,746	$19,121	$81,358	$65,254
Other income	277	288	1,139	1,160
Total revenues	21,023	19,409	82,497	66,414

Expenses:
Real estate operating expenses	11,072	10,996	43,219	37,067
Interest expense	6,105	5,625	24,177	20,670
Advisor's fee, related party	647	550	2,448	1,801
Property acquisition costs	1,590	296	1,885	2,542
General and administrative expenses	1,636	1,644	6,683	6,324
Depreciation	6,385	5,201	20,695	15,576
Total expenses	27,435	24,312	99,107	83,980

Total revenues less total expenses	(6,412)	(4,903)	(16,610)	(17,566)

Gain on sale of real estate	12,228	-	15,005	-

Income (loss) from continuing operations	5,816	(4,903)	(1,605)	(17,566)

Discontinued operations:
Income from operations	-	2	-	1,400
Net income (loss)	5,816	(4,901)	(1,605)	(16,166)

Plus: net (income) loss attributable to non-controlling interests	(2,380)	1,103	(783)	6,712

Net income (loss) attributable to common shareholders	$3,436	$(3,798)	$(2,388)	$(9,454)

Basic and diltued per share amounts attributable to common shareholders:

Income (loss) from continuing operations	$0.24	$(0.27)	$(0.17)	$(0.76)
Discontinued operations	-	-	-	0.10
Basic and diluted income (loss) per share	$0.24	$(0.27)	$(0.17)	$(0.66)

Funds from operations - Note 1	$79	$102	$3,600	$2,178
Funds from operations per common share - diluted - Note 2	$-	$0.01	$0.24	$0.16

Adjusted funds from operations - Note 1	$577	$531	$5,634	$3,842
Adjusted funds from operations per common share - diluted -Note 2	$0.03	$0.04	$0.36	$0.28

Weighted average number of common shares outstanding:
Basic and diluted	14,101,056	14,303,237	14,133,352	14,265,589

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Note 1:
Funds from operations is summarized in the following table:
GAAP Net income (loss) attributable to common shareholders	$3,436	$(3,798)	$(2,388)	$(9,454)
Add: depreciation of properties	6,382	5,197	20,681	15,562
Add: our share of depreciation in unconsolidated joint ventures	5	5	20	20
Add: amortization of deferred leasing costs	24	16	71	62
Deduct: gain on sale of real estate assets	(12,228)	-	(15,005)	-
Adjustments for non-controlling interests	2,460	(1,318)	221	(4,012)

Funds from operations attributable to common shareholders	$79	$102	$3,600	$2,178

Adjust for straight line rents	(93)	(138)	(411)	(542)
Add: amortization of restricted stock compensation	230	206	906	805
Add: amortization of deferred financing costs	519	464	2,242	1,825
Adjustments for non-controlling interests	(158)	(103)	(703)	(424)

Adjusted funds from operations attributable to common shareholders	$577	$531	$5,634	$3,842

Note 2:
Funds from operations per share is summarized in the following table:
GAAP Net (loss) income attributable to common shareholders	$0.24	$(0.27)	$(0.17)	$(0.66)
Add: depreciation of properties	0.45	0.37	1.46	1.10
Add: our share of depreciation in unconsolidated joint ventures	-	-	-	-
Add: amortization of deferred leasing costs	-	-	-	-
Deduct: gain on sale of real estate asset	(0.87)	-	(1.07)	-
Adjustments for non-controlling interests	0.18	(0.09)	0.02	(0.28)

Funds from operations per common share basic and diluted	-	0.01	0.24	0.16

Adjust for straight line rents	(0.01)	(0.01)	(0.04)	(0.04)
Add: amortization of restricted stock compensation	0.02	0.02	0.07	0.06
Add: amortization of deferred financing costs	0.04	0.03	0.16	0.13
Adjustments for non-controlling interests	(0.02)	(0.01)	(0.07)	(0.03)

Adjusted funds from operations per common share basic and diluted	$0.03	$0.04	$0.36	$0.28

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